SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                              [(Amendment No. ___)]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                TOSCO CORPORATION
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:________________________

         (2)  Aggregate number of securities to which
              transaction applies:________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):__________________________

         (4)  Proposed maximum aggregate value of
              transaction: _______________________________________

         (5)  Total fee paid:______________________________________

  [ ] Fee previously paid with preliminary materials.
  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: _____________________________
        (2) Form, Schedule or Registration Statement No.:___________________
        (3) Filing Party:_________________________________________
        (4) Date Filed:___________________________________________

                                TOSCO CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 15, 1997




         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tosco Corporation ("Tosco") will be held at The Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on May 15, 1997, at 10:00 o'clock in the morning for the following purposes:

            I.  To elect ten (10) Directors of Tosco.

           II. To ratify and approve the appointment of Coopers & Lybrand L.L.P. as independent accountants of Tosco for the fiscal year ending December 31, 1997.

          III. To transact such other business as may properly come before the meeting, or any adjournment thereof.

         Stockholders of record at the close of business on March 31, 1997 shall be entitled to vote at and be present at the meeting.

                                     By order of the Board of Directors,


                                     Wilkes McClave III
                                       Secretary

Dated:   April 11, 1997
Stamford, Connecticut

                                TOSCO CORPORATION

                                 PROXY STATEMENT


          The accompanying Proxy is solicited by the Board of Directors of Tosco Corporation, a Nevada corporation ("Tosco"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 15, 1997 at 10:00 a.m. at The Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut, or any adjournment of the Annual Meeting, at which stockholders of record at the close of business on March 31, 1997 shall be entitled to vote. The cost of solicitation of proxies will be borne by Tosco. Tosco may use the services of its Directors, officers, stockholders of record and others to solicit proxies, personally or by mail or telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of the stock held of record by such persons. Tosco may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Tosco has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies for a fee estimated at $12,000 plus out-of-pocket expenses. Any Proxy granted as a result of this solicitation may be revoked at any time before its exercise by granting a subsequently dated Proxy, by attending the Annual Meeting and voting in person or by mailing a notice of revocation to Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902, Attention: Secretary.

          The date of this Proxy Statement is the approximate date on which this Proxy Statement and accompanying Proxy were first sent or given to stockholders.

          The principal executive offices of Tosco are located at 72 Cummings Point Road, Stamford, Connecticut 06902.

          On March 31, 1997, Tosco had outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting 145,114,481 shares of Common Stock, par value $.75 per share ("Common Stock"). Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder. The presence of holders representing a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

          It is expected that the following business will be considered at the Annual Meeting and action taken thereon:

                            I. ELECTION OF DIRECTORS

          It is proposed to elect ten (10) Directors at the Annual Meeting to hold office until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom, except for Mr. Budd and Mrs. Malmivirta, is presently a Director of Tosco. To be elected as a Director, each nominee must receive the affirmative vote of the holders of a plurality of the stock of Tosco voted for Directors. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee will be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to each of the nominees.

NOMINEES FOR ELECTION

                              SERVED AS A
NAME                 AGE      DIRECTOR SINCE    PRINCIPAL OCCUPATION AND
                                                POSITIONS HELD

Jefferson F. Allen   51        1990             Executive Vice President and
                                                Chief Financial Officer of Tosco
                                                since June 1990; Treasurer of
                                                Tosco from June 1990 to October
                                                1995; various positions,
                                                including Chairman and CEO,
                                                with Comfed Bancorp, Inc. and
                                                related entities from
                                                November 1988 to June 1990.

Patrick M.deBarros   52        1995             Director of Petrogal, Petroleos
                                                de Portugal, SA since July 1995;
                                                Chairman and Chief Executive
                                                Officer of Argus Resources Ltd.
                                                since 1988 and Chairman of
                                                Fundacao Monteiro de Barros and
                                                Protea Holdings Inc. since
                                                1980.

Wayne A. Budd        55        ____             Senior Vice President, NYNEX
                                                Corp. since April 1996; Senior
                                                Partner, Goodwin, Procter &
                                                Hoar, Attorneys, from February
                                                1993 to April 1996;
                                                Commissioner, United States
                                                Sentencing Commission, October
                                                1994 to May 1996; Associate
                                                Attorney General of the United
                                                States from March 1992 to
                                                January 1993; United States
                                                Attorney for the District of
                                                Massachusetts from April 1989
                                                to March 1992.

Houston I. Flournoy  67        1978             Special Assistant to the
                                                President for Governmental
                                                Affairs, University of Southern
                                                California (USC), for a period
                                                in excess of five years and
                                                Professor of Public
                                                Administration, USC, from 1976
                                                to 1993.

Edmund A. Hajim      60        1991             Chairman and Chief Executive
                                                Officer of Furman Selz LLC
                                                since October 1983; Managing
                                                Director and member of the
                                                Board of Directors of Lehman
                                                Brothers Kuhn Loeb prior to
                                                1983.

Joseph P. Ingrassia  72        1991             Petroleum consultant to E. T.
                                                Petroleum Inc. since January 1,
                                                1992; Petroleum consultant to
                                                Saudi Petroleum International
                                                Inc. from 1988 to 1992; Managing
                                                Director Norbec Ltd. from 1983
                                                to 1988.

Charles J. Luellen   67        1992             Retired Executive; President
                                                and Chief Operating Officer of
                                                Ashland Inc. from March 1986 to
                                                January 1992.

Eija Malmivirta      56        ____             Chairman and principal owner of
                                                Merei Energy Consulting Oy Ltd.,
                                                Helsinki, Finland, a consulting
                                                company with expertise in the
                                                oil industry, oil trading and
                                                risk management, since October
                                                1996; for more than 27 years
                                                prior thereto, Mrs. Malmivirta
                                                was employed by Neste Oy,
                                                a Finnish oil refining and
                                                marketing company, with her last
                                                position as Executive Vice
                                                President.

Mark R. Mulvoy       56        1996             Retired Executive; Editor,
                                                Sports Illustrated magazine from
                                                1992 to 1996; various positions
                                                with Sports Illustrated for more
                                                than five years prior thereto.

Thomas D. O'Malley   55        1988             Chairman of the Board and Chief
                                                Executive Officer of Tosco
                                                since January 1990; President
                                                of Tosco since 1993 and from
                                                October 1989 to  May 1990.



          Mr. de Barros is a director of Petrogal, Petroleos de Portugal; Grupo Espirito Santo and of Telecel. Mr. Budd is a director of the Bank of Boston, which is the agent under Tosco's credit agreement. Mr. Flournoy is a director of Fremont General Corporation and Lockheed Martin Corporation. Mr. Hajim is a director of NFO Corporation.

          Tosco's Board of Directors has a Committee on Audit, Ethics and Conflicts of Interest (the "Audit Committee"), consisting of Messrs. Carr, Flournoy, Frame, Ingrassia and Luellen, a Compensation Committee consisting of Messrs. Flournoy, Hajim and Luellen, an Executive Committee consisting of Messrs. Allen, Ingrassia, and O'Malley, a Business Affairs Committee consisting of Messrs. Carr, de Barros, Ingrassia, Luellen, Mulvoy and O'Malley, a Government & Regulatory Affairs Committee consisting of Messrs. Flournoy, Frame and Allen and a Nominating Committee consisting of Messrs. de Barros, Hajim and Ingrassia. The Audit Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent accountants, reviewing with the independent accountants the plan and results of the audit engagement, reviewing the scope and results of Tosco's procedures for internal auditing, reviewing the independence of the accountants and reviewing the adequacy of Tosco's system of internal accounting controls. The Compensation Committee is responsible for reviewing and setting the compensation of Tosco's management, and considering, recommending and administering its cash incentive and long-term stock incentive plans. The Nominating Committee's functions include reviewing potential nominees for the Board of Directors and recommending the annual slate of nominees for election to the Board of Directors.

          During 1996, there were ten meetings of the Board of Directors, three meetings of the Audit Committee, five meetings of the Compensation Committee and two meetings of the Nominating Committee. During 1996, each of the Directors then in office attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees on which he served.

          Tosco is not aware of any family relationship between any Director or executive officer.


 STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

          The following table sets forth the number of shares of Common Stock of Tosco beneficially owned by each Director, by each nominee for Director, by each of the five most highly compensated executive officers and by all executive officers and Directors as a group at March 1, 1997, and the percentage of the outstanding shares of Common Stock so owned by each Director, nominee, executive officer, and such group. All shares and per share data contained herein have been adjusted to reflect the three-for-one stock split distributed February 25, 1997 to shareholders of record on February 13, 1997.

                                              Amount and
                                               nature of
      Name                                     beneficial         Percent of
                                               ownership           Class
Jefferson F. Allen                              721,110(1)           *
Patrick M. de Barros                            721,662(2)           *
Wayne A. Budd                                         -              -
Joseph B. Carr                                   72,000(3)           *
Houston I. Flournoy                              73,548(4)           *
Clarence G. Frame                                33,648(5)           *
Edmund A. Hajim                                  90,000(6)           *
Joseph P. Ingrassia                              73,500(7)           *
Robert J. Lavinia                               442,500(8)           *
Charles J. Luellen                               75,000(9)           *
Eija Malmivirta                                       -              -
Wilkes McClave                                 489,852(10)           *
Mark R. Mulvoy                                  72,000(11)           *
Thomas D. O'Malley                           4,750,368(12)           3.59%
Dwight L. Wiggins                              420,000(13)           *

All executive officers and
Directors (22 persons,                       9,012,345(14)           6.64%
including those listed above)


-------------------------

*  Represents less than 1% of the outstanding shares of Common Stock.

(1) Consists of 16,110 shares of Common Stock, options to purchase 495,000 shares of Common Stock under the 1989 Stock Incentive Plan (the "1989 Plan"), and options to purchase 210,000 shares of Common Stock under the 1992 Stock Incentive Plan (the "1992 Plan").

(2) Consists of 649,662 shares of Common Stock owned by a Trust of which Mr. de Barros is a beneficiary, and options to purchase 56,001 and 15,999 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(3)    Consists of options to purchase 72,000 shares of Common
       Stock under the 1989 Plan. Mr. Carr will be retiring as a director after the Annual Meeting.

(4) Consists of 1,548 shares of Common Stock and options to purchase 72,000 shares of Common Stock under the 1989 Plan.

(5) Consists of 33,648 shares of Common Stock. Mr. Frame will be retiring as a director after the Annual Meeting.

(6) Consists of 18,000 shares of Common Stock and options to purchase 72,000 shares of Common Stock under the 1989 Plan.

(7) Consists of 1,500 shares of Common Stock and options to purchase 72,000 shares of Common Stock under the 1989 Plan.

(8) Consists of options to purchase 75,000 and 367,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(9) Consists of 3,000 shares of Common Stock and options to purchase 72,000 shares of Common Stock under the 1989 Plan.

(10) Consists of 31,353 shares of Common Stock and options to purchase 240,000 and 218,499 shares of Common Stock under the 1989 Plan and 1992 Plan, respectively.

(11) Consists of options to purchase 72,000 shares of Common Stock under the 1989 Plan.

(12) Consists of 2,853,723 shares of Common Stock, options to purchase 1,050,000 and 300,000 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively, and 29,997 shares of Common Stock owned by Mr. O'Malley's wife. In addition, the shares listed in the table include 221,595 shares held by Argus Energy Corporation and 295,053 shares held by Argus Investments, Inc., of which Mr. O'Malley is the sole shareholder. Mr. O'Malley disclaims beneficial ownership of the 29,997 shares of Common Stock owned by his wife.

(13) Consists of 7,500 shares of Common Stock and options to purchase 75,000 and 337,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(14) Consists of 4,214,346 shares of Common Stock and options to purchase 2,543,001 and 2,254,998 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires Tosco's Directors, executive officers and holders of more than 10% of Tosco's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Tosco. Tosco believes that during the fiscal year ended December 31, 1996, its officers, directors and holders of more than 10% of Tosco's Common Stock complied with all Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The summary Compensation Table shows certain compensation information for Thomas D. O'Malley, the Chief Executive Officer of Tosco, and for the four other most highly compensated executive officers of Tosco for the year ended December 31, 1996. The information includes the dollar amount of salaries, bonuses and other compensation for these officers as well as the number of stock options granted.


                                             SUMMARY COMPENSATION TABLE


                                                  Annual Compensation                          Long Term
                                                                                              Compensation
                                               -----------------------------    ----------------------------------------
                                                                                    Awards                     Payouts

                                                                       Other
                                                                       Annual    Restricted                                 All
                                                                       Compen-     Stock       Options      LTIP           Other
Name and                                      Salary          Bonus    sation    Award(s)      /SARs        Payouts        Compen-
Principal Position                Year          ($)            ($)       ($)       ($)          (#)           ($)          sation
                                                                                                                             ($)

Thomas D. O'Malley                1996          600,000        3,257,331                        75,000                    68,211(1)
Chairman, CEO and                 1995          550,000        1,451,799                       150,000                    69,734(2)
President                         1994          500,000          975,000                        75,000                    83,604(3)


Jefferson F. Allen                1996          400,000        1,628,665                        45,000                    45,302(1)
Executive Vice President          1995          325,000          635,162                       120,000                    46,323(2)
and Chief Financial               1994          300,000          438,750                        45,000                    54,328(3)
Officer

Robert J. Lavinia                 1996          400,000        1,628,665                        37,500                    10,620(1)
Executive Vice President          1995          325,000          650,900(4)                    105,000                    10,452(2)
                                  1994          300,000          886,750(4)                     75,000                   134,621(3)

Dwight L. Wiggins                 1996          400,000        1,628,665                        37,500                    12,552(1)
Executive Vice President          1995          325,000          681,000                       150,000                    10,148(2)
                                  1994          300,000          146,250                        75,000                     9,825(3)

Wilkes McClave                    1996          340,000        1,139,966                        37,500                    45,881(1)
Senior Vice President and         1995          300,000          471,935                       114,999                    46,758(2)
General Counsel                   1994          280,000          327,500                        30,000                    54,301(3)

--------------
1    All other compensation consists of the following: (a)
     contributions pursuant to  Tosco's Capital Accumulation Plan for Messrs. Allen, Lavina, McClave, O'Malley,  and Wiggins in
     the amounts of $17,433, $9,756, $19,500, $19,126, and $9,000, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, McClave and O'Malley in the amounts of $25,699, $25,098 and $45,710 respectively, and (c) group term life insurance benefits of $2,160, $864, $1,283, $3,375 and $3,552 for
     Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, respectively.

2 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins in the amounts of $17,256, $9,756, $19,500, $17,256 and $9,000, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs.
     Allen, McClave and O'Malley in the amounts of $26,619, $25,779 and $50,030 respectively, and (c) group term life insurance benefits of $2,448, $696, $1,479, $2,448 and $1,148 for Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, respectively.

3 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins in the amounts of $17,255, $9,755, $19,500, $17,255 and
     $9,429, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs.
     Allen, McClave and O'Malley in the amounts of $35,768, $33,496 and $64,189, respectively, (c) group term life insurance benefits of $1,305, $696, $1,305, $2,160 and $396 for Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, respectively, and (d) a $124,170 relocation allowance for Mr.
     Lavinia.

4 Mr. Lavinia's bonus for 1995 and 1994 includes a $100,000 and $250,000 employment bonus, respectively, in connection with his employment as president of Tosco Northwest Company.

AGREEMENTS WITH OFFICERS AND DIRECTORS

          Tosco has severance agreements (the "Agreements") with Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, which provide that if an executive's employment is terminated by Tosco without cause, or upon a change of control of Tosco (followed by termination of employment), or is terminated by the executive for good reason, as all such terms are defined in the Agreements and as set forth below, then the executive shall be entitled to a lump sum severance payment and all of the terminated executive's options or restricted shares, if any, which are not then vested shall vest immediately and all such restrictions shall lapse. The lump sum severance payments for Messrs. Allen, McClave and O=Malley is 30 months of base salary at the time of termination and for Messrs. Lavinia and Wiggins is 24 months of base salary at the time of termination; provided, however, upon a change in control, the severance payments shall be based on salary plus bonus. At March 1, 1997, and based upon salary levels currently in effect, in the event Tosco had caused their employments to be terminated, Messrs. Allen, Lavinia, O'Malley, McClave and Wiggins would have been entitled pursuant to the Agreements to receive a lump sum of approximately $1,063,000, $850,000, $1,625,000, $938,000 and $850,000, respectively; if such terminations had resulted from a change in control, they would have been entitled to receive an additional approximately $2,830,000, $2,180,000, $5,886,000, $2,015,000 and $2,310,000, respectively; in each case together with the accelerated vesting of their options. The Agreements have a one-year term, but will be automatically renewed for successive one-year terms unless Tosco notifies the executive at least six months prior to any renewal date. Such notification by Tosco shall entitle the executive to terminate his employment for Good Reason and shall be deemed to be a termination without Cause if the executive's employment terminates before the end of the Agreement. As used in the Agreements, the following terms generally have the following meanings: Cause means material and intentional failure to perform his duties, fraud, misappropriation of property or intentional damage to Tosco's property; Good Reason includes a reduction in base annual compensation or a significant reduction in the nature of employment; and Change in Control means a person or group of persons become the beneficial owner of more than 50% of Tosco's Common Stock, stockholders approve a merger of Tosco into another entity or a change in the composition of a majority of the members of the Board of Directors. Effective February 16, 1996, James Cleary's employment with the Company was terminated and he received $700,000.

          In 1996, each Director who was not also an officer of Tosco was paid a fee of $30,000 per year (or pro rata portion thereof for period of service as a Director) plus $1,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended, provided such committee meeting was not held on the same day as a Board of Directors meeting.

          In 1991, Tosco created the Directors' Charitable Award Program (the "Program"), which allows each Director to recommend a donation to educational institutions and/or charitable organizations designated by them. The Program is funded by joint life insurance policies of which Tosco is the sole owner and beneficiary, with each policy insuring the lives of two eligible Directors. Tosco pays all premiums due and at the time of the death of the second of the two Directors, receives a tax-free death benefit of approximately $2 million, thereby recovering the costs of the Program. Tosco will make charitable contributions in the name of each Director, within ten years following the first Director's death, to the institution(s) designated by the Director. The Directors may recommend one organization to receive a donation of $1 million, or two or more organizations to receive $1 million in the aggregate.

          After five years of service as a Director, Tosco Directors who are not employees are eligible to participate in a retirement plan. The plan generally provides that upon the later of age 65 or retirement, an annual retirement benefit equal to annual retainer fees in effect at the time of retirement will be paid. One year of retirement payments for each year of Board service, up to a maximum of 20 years, is provided. Upon the Director's death, remaining payments will continue to the spouse during the period of her life, subject to the maximum set forth above. A Director may elect to receive such retirement benefits as an actuarially equivalent lump sum.

          In 1996, Tosco adopted a mandatory retirement policy for Directors. The policy requires Directors to retire upon the completion of the annual term of office during which the Director's seventy-fifth birthday occurs.

PENSION PLANS

          The following table shows the estimated annual benefits payable to participants upon retirement under the Tosco Pension Plan (the "Pension Plan"). The covered compensation consists of the salary, but not the bonus, reported in the Summary Compensation Table. Of Tosco's five highest paid executives, Messrs. Lavinia and Wiggins are participants in the Pension Plan.

                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

       _______________________YEARS OF SERVICE AT AGE 65______________________
      3-YEAR
     AVG. COMP.
                            10                15               20               25               30                35
       $300,000           $31,573           $49,439          $67,305           $85,171         $102,684          $119,676
        350,000            31,573            49,439           67,305            85,171          102,684           119,676
        400,000            31,573            49,439           67,305            85,171          102,684           119,676
        450,000            31,573            49,439           67,305            85,171          102,684           119,676
        500,000            31,573            49,439           67,305            85,171          102,684           119,676
        550,000            31,573            49,439           67,305            85,171          102,684           119,676
        600,000            31,573            49,439           67,305            85,171          102,684           119,676

          For 1993, no more than $235,840 of cash compensation, excluding bonuses, may be taken into account in calculating benefits payable under the Pension Plan. The cash compensation limit has been reduced to $150,000 by federal law but accrued benefits as of December 31, 1993 are not affected. Benefits shown in the table are single life annuities payable at age 65. Pension benefits, which are integrated with Social Security benefits, will be reduced for amounts payable under prior Tosco pension plans or predecessor employer plans. Messrs. Lavinia and Wiggins have 3 and 30 years of credited service under the Pension Plan.

          In 1990, Tosco adopted a Senior Executive Retirement Plan ("SERP") to provide retirement benefits to selected senior executives and their beneficiaries. Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins are eligible for benefits under the SERP. The table that follows shows the estimated annual benefits payable under the SERP.

                                                    SERP Table

                                               Years of Service

Final                   10                 15                 20                 25                 30                 35
3-year
Avg.Comp.
$300,000           $135,000           $180,000           $180,000            $180,000           $180,000           $180,000
350,000             157,500            210,000            210,000             210,000            210,000            210,000
400,000             180,000            240,000            240,000             240,000            240,000            240,000
450,000             202,500            270,000            270,000             270,000            270,000            270,000
500,000             225,000            300,000            300,000             300,000            300,000            300,000
550,000             247,500            330,000            330,000             330,000            330,000            330,000
600,000             270,000            360,000            360,000             360,000            360,000            360,000
650,000             292,500            390,000            390,000             390,000            390,000            390,000
669,000             301,050            401,400            401,400             401,400            401,400            401,400


          Benefits shown are life annuities payable at age 65 and are based on a percentage of eligible compensation. SERP benefits are reduced by the amount of benefits payable under the Tosco Pension Plan, or, if applicable, certain predecessor employer plans. Eligible compensation is the average of base pay plus incentive compensation (limited to an aggregate maximum of $669,000 as increased by the Consumer Price Index commencing December 31, 1996) during the highest three-consecutive calendar years of employment after January 1, 1990. Normal retirement age is 65 with early retirement benefits (reduced by 1% for each year preceding age 65) commencing at age 55 and three years of service. There is no reduction if age plus years of service equal or exceed 75 at date of retirement.

          Messrs. Allen, McClave and O'Malley have seven years of credited service while Messrs. Lavinia and Wiggins each have three years and seven months of credited service under the SERP as of December 31, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since 1987, Tosco has entered into indemnity agreements (the "Indemnity Agreements") with its Directors and certain of its officers (collectively, the "Indemnitees") which provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish a trust (the "Trust") for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of an Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings. Change in Control is defined to include the following events: (a) Tosco would be required to report a change in control under the Securities Exchange Act of 1934; (b) any person becomes the beneficial owner of 20% or more of the voting power of Tosco's outstanding stock without the approval of Tosco's Board of Directors; (c) Tosco is a party to a merger, consolidation or sale of assets; (d) certain changes in the composition of Tosco's Board of Directors; or
(e) a person who owns 9.5% or more of the voting power of Tosco's stock increases his beneficial ownership by 5% or more.

          As of December 31, 1996, Tosco was obligated under leases for approximately 25,686 square feet of office space in a building in Stamford, Connecticut owned by an entity in which Mr. O'Malley holds a minority economic interest. The leases expire between April 30, 1997 and July 31, 2001 unless sooner terminated in accordance with their terms. The total monthly base rent, excluding utilities, paid by Tosco under the leases was approximately $44,972. The monthly rent was determined to be generally at market rate for similar buildings and locations at the time each lease was entered into and is at the lowest per square foot rate of any tenants in the building for comparable space. Tosco may terminate its leases at any time upon payment of specified amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Compensation Committee, which consists of Messrs. Flournoy, Hajim and Luellen, have entered into the Indemnity Agreements discussed under "Certain Relationships and Related Transactions". The Indemnity Agreements provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish the Trust for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of any Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings.


                                                       OPTIONS GRANTS IN 1996

                                                                      PERCENT  OF
                                                                      TOTAL
                                                                      OPTIONS                                       GRANT DATE
                                                    OPTIONS           GRANTED TO          EXERCISE                  VALUE  (1)
                                                    GRANTED           EMPLOYEES           PRICE       EXPIRATION    GRANT DATE
NAME                                                 (#)              IN 1996            ($/SH)         DATE (2)    PRESENT VALUE
Thomas D. O'Malley                                  75,000              7.90%            $12.42       Jan 16, 2006      $289,754
Jefferson F. Allen                                  45,000              4.74%             12.42       Jan 16, 2006       173,853
Robert J. Lavinia                                   37,500              3.95%             12.42       Jan 16, 2006       144,877
Dwight L. Wiggins                                   37,500              3.95%             12.42       Jan 16, 2006       144,877
Wilkes McClave                                      37,500              3.95%             12.42       Jan 16, 2006       144,877


(1) The grant date present value per option was calculated using a modified Black Scholes American Options Pricing Model, then adjusted to reflect the risk of forfeiture. Assumptions underlying the Black-Scholes valuation were as follows:

          1- Expected Time to Exercise = 9 years, based on option vesting periods (3 years for all 1996 grants) plus 6 years (the historical average duration between the time the options became exercisable and actual exercise by Tosco's executive officers);


          2- Expected Dividend Yield = 1.93%, based on an expected annual cash dividend divided by the stock price on the date of grant;

          3- Risk-free rate of return = 5.74%, based on grant date U.S.
          government bond interest rates reported by the U.S. Federal Reserve, adjusted to reflect a 9 year time to maturity;

          4- Expected Volatility = 28.71%, the standard deviation of Tosco
          Common Stock for the five year period preceding the grant date. Based on this input, the Black- Scholes value per option was $4.634 for options granted on January 16. This value was then adjusted for the risk of forfeiture. The forfeiture risk factor applied to the Black-Scholes value was 83.37%; i.e., the Black-Scholes value was multiplied by 83.37% before the value shown was calculated. This figure reflects an average annual forfeiture of 2% of all options outstanding, compounded over the 6 year expected time to exercise. 2% was the annualized weighted-average occurrence of cancellations for Tosco employee options during 1992 - 1996.

(2) These options may not be exercised prior to one year from the date of grant and may be exercised 33 1/3% per year thereafter, subject to acceleration upon the occurrence of certain events.

                                 AGGREGATED OPTION/SAR EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION/SAR VALUES

                                                                                                  VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED               IN-THE-MONEY
                               SHARES                      OPTIONS/SARS AT                        OPTIONS/SARS AT
                               ACQUIRED                    DECEMBER 31, 1996                        DECEMBER 31, 1996
NAME                        ON EXERCISE    VALUE REALIZED    EXERCISABLE   UNEXERCISABLE         EXERCISABLE          UNEXERCISABLE
Thomas D. O'Malley                                            1,150,000       200,000            $21,272,690          $3,069,784
Jefferson F. Allen                                              565,000       140,000             10,341,367           2,151,871
Robert J. Lavinia                                               310,000       132,500              5,628,955           2,046,977
Dwight L. Wiggins                                               250,000       162,500              4,506,764           2,546,530
Wilkes McClave                                                  334,333       124,166              6,066,869           1,908 562
                                                              ---------       -------            ------------        ------------
                                                              2,609,333       759,166            $47,816,645         $11,723,724
                                                              =========       =======            ===========         ===========

TOSCO PERFORMANCE

          The following graph shows a five-year comparison of cumulative total returns for Tosco, the Standard & Poor's ("S&P") 500 Composite Stock Price Index and an index of peer companies selected by Tosco. The graph assumes that the value of the investment in Tosco's Common Stock and each index was $100 at January 1, 1991 and that all dividends were reinvested.

          Peer Group includes Ashland, Crown Central Petrol-CLB, Diamond Shamrock (now known as Ultramar/Diamond Shamrock), Tesoro Petroleum, and Valero Energy. Assumes $100 invested on January 1, 1991 in Tosco common stock, an index of stock in Peer Group companies (weighted by market capitalization) and the S&P 500 Index. Assumes reinvested dividends. Fiscal year ends December 31.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                  TOSCO, INDUSTRY PEER GROUP AND S&P 500 INDEX

                                                [Performance Chart]

                                1991              1992              1993               1994              1995              1996
TOSCO CORP                    $100.00            $ 82.16           $119.54           $122.09           $162.88           $342.00
S&P 500 INDEX                 $100.00            $107.62           $118.46           $120.03           $165.13           $203.05
PEER GROUP                    $100.00            $ 85.98           $104.80           $105.13           $118.19           $149.44

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee, which consists entirely of Directors who are not employees of Tosco, reviews and approves all remuneration arrangements for Tosco's executive officers, Directors and certain other employees, and reviews and approves compensation plans in which officers and employees are eligible to participate. The Committee met five times during 1996. Tosco's philosophy for compensating executive officers is that a substantial portion of the executive's compensation should be incentive based and determined by Tosco's and the executive's performance. The policy is designed to attract, reward, motivate and retain key executives who are capable of achieving Tosco's objectives in a highly competitive industry.

          Tosco's executive compensation program consists of the following key elements: salary based on the Committee's assessment of the individual's level of responsibility, performance, and contributions to Tosco; an annual bonus that is directly related to the performance of the executive's business unit and Tosco as a whole; and grants of stock options designed to motivate individuals to enhance the long-term value of Tosco's stock. The Committee does not allocate a fixed percentage of compensation to each of these three elements, nor does the Committee use specific qualitative or quantitative measures or factors in assessing individual performance, except with respect to the award of bonuses as described below.

          The salaries of key executives and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to Tosco and level of responsibility. The Committee generally assigns equal weight to each of these factors. The Committee believes Mr. O'Malley's salary reflects his experience and personal contributions to Tosco's performance. The base salaries of the four other most highly compensated executive officers reflect their individual job performance and contribution to Tosco.

          During 1996 Tosco's executive officers participated in the Tosco Corporate Incentive Plan (the "Tosco Corporate Plan"). Their bonuses are determined in accordance with a formula and factors set by the Committee prior to the beginning of the year. The plan provides that no bonuses are payable unless the interest on Tosco's Mortgage Bonds is paid when due. The Tosco Corporate Plan provides for the payment of a bonus dependent on the per share (common shares plus common share equivalents) pre-tax operating earnings ("OPEPS") of Tosco. For 1996 no bonus was payable under the Tosco Corporate Plan unless OPEPS exceeded $.50. For each $.33 (and, on a pro-rata basis, for each fraction thereof) of OPEPS over the first $.50, a percentage of the executive's annual base salary was paid as cash bonus. The hurdle rate was determined by the Committee prior to the beginning of the year in light of Tosco's annual budget and anticipated performance. Annual bonus under the Tosco Corporate Plan is computed in accordance with a formula, the variables of which are the amount of OPEPS, if any, in excess of the hurdle rate and the individual's percentage participation factor. The percentages for executive officers who participate in the Tosco Corporate Plan range from 25% to 100% of their base salary. The percentage for each executive officer is based on the Committee's assessment of the officer's performance, contribution to Tosco and level of responsibility. Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins were participants in the Tosco Corporate Plan and the percentage applicable to each of them was 75, 75, 60, 100 and 75, respectively.

          Tosco has several stock option plans which are designed to link the interests of executive officers with Tosco's shareholders and provide such executives with an equity interest in Tosco. The options are designed to enhance shareholder values by benefiting executives only if other shareholders of Tosco also benefit. The purpose of the plans is to encourage executives and others to acquire larger stock ownership and proprietary interest in Tosco and thereby stimulate the active interest of such persons in the development and financial success of Tosco. All options granted in 1996 were granted at the fair market value of Tosco Common Stock on the date of grant and become exercisable over three years commencing one year from the date of grant, and only if the holder is still employed by Tosco (with certain exceptions for severance agreements). The number of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. The Committee generally assigns equal weight to these two factors. In addition, the Committee also considers the number of options previously granted to and the total number of options held by such officers. Since stock options are tied to the future performance of Tosco's Common Stock, they will provide value only if the price of Tosco Common Stock exceeds the exercise price of the options. There is no relationship between the future performance of Tosco and the number of stock options granted.

          Mr. O'Malley's compensation for 1996 was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers.

          In 1993, the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and to the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company's stockholders. The Tosco Corporate Plan was approved by Tosco's stockholders in 1994.

                             COMPENSATION COMMITTEE

                               Houston I. Flournoy
                                 Edmund A. Hajim
                               Charles J. Luellen

                     II. APPOINTMENT OF INDEPENDENT AUDITORS


          The Board of Directors of Tosco, upon recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. as the independent accountants of Tosco for 1997. Coopers & Lybrand L.L.P. has acted in such capacity since 1977. Stockholders are requested to ratify and approve such appointment. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS TOSCO'S AUDITORS.

                                  OTHER MATTERS


CERTAIN SECURITY HOLDINGS

          At February 14, 1997, to the knowledge of Tosco, from Statements on
Schedule 13G provided to Tosco, beneficial owners of more than 5% of any class of the outstanding voting securities of Tosco were as follows:


                                                                                AMOUNT AND
                                                                                NATURE OF
                                                                                BENEFICIAL              PERCENT
TITLE OF CLASS             NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP*              OF CLASS
Common Stock                 FMR Corp.                                          20,259,507               15.3%
                             82 Devonshire Street                               shares (1)
                             Boston, Massachusetts 02109

Common Stock                 Tiger Management L.L.C.                            18,950,400               14.5%
                             Tiger Performance L.L.C.                            shares (2)
                             Panther Partners, L.P.
                             Panther Management Company, L.P.
                             Julian H. Robertson, Jr.
                             101 Park Avenue
                             New York, New York 10178

Common Stock                 Provident Investment Counsel, Inc.                  6,632,397                5.1%
                             300 North Lake Avenue                               shares (3)
                             Pasadena, California  91101

---------------------

          * All share information has been adjusted to reflect the three-for-one stock split distributed February 25, 1997 to shareholders of record on February 13, 1997. The beneficial owner of such shares reports that it has sole voting and investment power with respect to such securities, except where otherwise indicated.

          (1) According to a Statement on Schedule 13G filed with the Commission on February 13, 1997, wholly-owned subsidiaries or affiliates of FMR
          Corp. ("Fidelity Funds"), including a registered investment advisor, own these shares. FMR does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds' Board of Trustees.

          (2) According to a Statement on Schedule 13G filed with the Commission on February 12, 1997, (i) Tiger Management L.L.C. and Tiger
          Performance L.L.C., investment advisers registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of an aggregate of 17,784,600 shares; (ii) Panther Partners, L.P., an investment company registered under Section 8 of the Investment
          Company Act, reported beneficial ownership of 313,400 shares; (iii)
          Panther Management Company, L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of 1,045,800 shares; and (iv) Julian H.
          Robertson, Jr. reported beneficial ownership of 18,950,400 shares.
          Julian H. Robertson, Jr. is the ultimate controlling person of Tiger
          Management L.L.C., Tiger Performance L.L.C. and Panther Management
          Company, L.P. Other persons are known to have the right to receive dividends from, or proceeds from, the sale of such shares. The interest of one such person, The Jaguar Fund N.V., a Netherlands
          Antilles corporation, is more than 5%.

          (3) According to a Statement on Schedule 13G filed with the Commission on February 12, 1997, voting power with respect to such shares is held by the investment advisory clients of Provident Investment Counsel, Inc.


MISCELLANEOUS

          Proposals of stockholders intended to be presented at Tosco's 1998 Annual Meeting of Stockholders must be received by Tosco on or prior to December 13, 1997, to be eligible for inclusion in Tosco's Proxy Statement and form of Proxy to be used in connection with the 1998 Annual Meeting.

          The By-Laws of Tosco currently provide that nominations for the election of Directors may be made by a shareholder entitled to vote for the election of Directors provided that (a) such shareholder delivers written notice by first class mail to the Secretary of Tosco not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of Directors (if less than 21 days' notice of the meeting is given to shareholders, the shareholder's written notice may be delivered to the Secretary of Tosco not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders); and (b) such written notice contains background information as to each nominee, including (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of Tosco beneficially owned by each nominee, and (iv) any information with respect to each nominee's affiliation with a competitor of Tosco.

          Registered stockholders attending the meeting may be asked for identification. If you are a beneficial owner of Tosco stock held by a bank or broker ("in street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank indicating you are an owner as of the record date are examples of proof of ownership.

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.


                                                Wilkes McClave III
                                                         Secretary


Dated: April 11, 1997


                                TOSCO CORPORATION
                   Annual Meeting of Stockholders May 15, 1997
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



P         The undersigned, revoking any proxy heretofore given, hereby appoints
R         Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, or any
O         of them, proxies of the undersigned with full power of substitution,
X         with respect to  all of the shares of stock of TOSCO CORPORATION
Y         ("Tosco") which the undersigned is entitled to vote at Tosco's
          Annual Meeting of Stockholders to be held on Thursday, May 15, 1997, and at any adjournment thereof.



    (Continued, and to be marked, dated and signed, on the reverse side)

                                                                 SEE REVERSE
                                                                    SIDE

                                   DETACH HERE
     Please mark
X    vote as in this
     example

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
    DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO
    DIRECTION IS  MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES
    LISTED IN PROPOSAL  1 AND 2.

1.  ELECTION OF DIRECTORS:  To elect the
    ten (10) nominees for Director listed below
    for a term of one year.                         FOR   AGAINST      ABSTAIN
Nominees:  Jefferson F. Allen,
Patrick M.  DeBarros, Wayne A.              2.  Proposal to ratify and approve
Budd, Houston I. Flournoy,                      the appointment of Coopers &
Edmund A. Hajim, Joseph P.                      Lybrand L.L.P. as independent
Ingrassia, Charles J. Luellen,                  auditors of Tosco for the fiscal
Eija Malmivirta,  Mark R.                       year ending December 31, 1997.
Mulvoy, Thomas D. O'Malley.

/  / FOR    /  /  WITHHELD                  3.  In their discretion, upon any
     ALL          FROM ALL                      other matters  which may
    NOMINEES      NOMINEES                      properly come before the
                                                meeting or any adjournment
                                                thereof.

                                                  MARK HERE
                                                 FOR ADDRESS   /  /
                                                 CHANGE AND
_________________                                NOTE AT LEFT
 For all nominees except as noted above

                                              Receipt of the Notice of Annual
                                              Meeting and of the Proxy
                                              Statement and Annual Report to
                                              Stockholders of Tosco is hereby
                                              acknowledged.
                                              PLEASE DATE, SIGN AND RETURN
                                              THIS PROXY PROMPTLY USING THE
                                              ENCLOSED ENVELOPE.
                                              Your signature should appear the
                                              same as your name appears
                                              hereon. If signing as attorney,
                                              executor, administrator,
                                              trustee or guardian, please
                                              indicate the capacity in which
                                              signing. When signing as joint
                                              tenants, all parties to the
                                              joint tenancy must sign. When the
                                              proxy is given by a corporation,
                                              it should be signed by an
                                              authorized officer.
Signature______________   Date___________    Signature_______________ Date____